EXHIBIT 99.1

September 1, 2021

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

25 Years of Creating Homeownership Opportunities

On July 31, 2021, we marked the end of an era at the FHLBNY when we officially closed our First Home Club. Our cooperative first launched the First Home Club in 1995 as a grant program to help first-time homebuyers achieve their dream of homeownership. Over the course of the program, the FHLBNY joined with our members to commit more than $133 million in First Home Club grants, helping nearly 18,200 households achieve that dream. When we first offered the First Home Club, no similar program existed in the Federal Home Loan Bank System; today, all 11 Home Loan Banks offer programs modeled after the First Home Club that directly support affordable homeownership opportunities in communities across the nation, reflecting the ripple effect of our efforts. Of course, our efforts to support affordable homeownership continue today through our enhanced set-aside program, the Homebuyer Dream Program®, a program that has become even more vital amid the pandemic as households look for the security a home provides. And our cooperative also continues to support affordable housing initiatives through our annual Affordable Housing Program grants, which we will announce in the fourth quarter of 2021.

Enhancing the Member Experience

Last month, the FHLBNY successfully implemented multi-factor authentication (“MFA”) for members accessing our 1Link system, an update that upgrades access for more than 2,700 member-users. This change not only significantly improves the FHLBNY’s security posture, but also positions us well for the future as we continue to build on our online capabilities. The MFA update also enhances our member experience – a key ongoing effort across our organization.

This effort is also seen on our website, which we upgraded over the summer. The new FHLBNY.com provides a more dynamic communication hub for our members, facilitating more engagement with key content and creating easier access to our 1Link, 1LinkSK and MAP sections. We also updated the site’s color palette to better align with our overall user experience initiative, make the site more easily navigated, and provide a more consistent feel throughout the user experience.

Our focus on members was also on display earlier this summer with the launch of enhancements to our SOFR ARC and Callable SOFR ARC products. In response to member requests, the FHLBNY developed a new Simple Average Interest SOFR convention for these products, aligning them with the industry standard payment convention and fulfilling Member requests. We also developed a modification to the Callable SOFR ARC product to reduce the minimum term to a four-month final maturity, from seven months, again at the request of our members.

These innovative efforts around both our SOFR products, new website and security posture were driven by contributions from across the FHLBNY, reflecting not only the strong internal collaboration that has continued to move our franchise forward even within our remote posture, but also the fact that focusing on our members runs through our entire organization, strengthening our cooperative.

A Special Role

This continued strength was recognized recently by credit analysis from S&P and Moody’s. In a July 2021 report, S&P highlighted our role as a funding source for the banking system and our importance to the implementation of U.S. housing policy as key strengths in support of our AA+ rating. In its own report on the overall Federal Home Loan Bank System also published in July, Moody’s Aaa rating highlighted the System’s “exceptional” asset quality, good earnings stability and strong capitalization. Moody’s also noted the Federal Home Loan Banks’ “special role as reliable providers of liquidity to the US banking system, most recently demonstrated in 1Q20 when systemwide advances increased significantly as the coronavirus pandemic negatively impacted funding markets.”

2021 FHLBNY Director Election Update

Our strength and commitment are also reflected within our Board of Directors. The FHLBNY’s Board is vital to all aspects of our operations, from overseeing our housing programs to providing key insights into our member experience. This is why it is important for our members to participate in the annual Director Election.

I am pleased to report that we have already completed two key components of the 2021 Director Election. Last week, we filed a Form 8-K announcing that Gerald L. Reeves, president, CEO and Director of Sturdy Savings Bank in West Cape May, New Jersey, and Carlos J. Vázquez, Senior Executive Vice President and Director of Banco Popular de Puerto Rico in San Juan, Puerto Rico, had been deemed elected to serve as Member Directors representing our New Jersey and Puerto Rico and U.S. Virgin Islands members, respectively, for four-year terms commencing January 1, 2022. Each was the only nominee for their respective open Member Director seat, and they accepted their nominations; as such, no formal election process was required. I am very excited to welcome Mr. Reeves to the Board, and to welcome back Director Vázquez, who currently sits on our Board and serves as chair of its Technology Committee, vice chair of its Risk Committee and as a member of its Executive and Strategic Planning committees.

With that said, we still need your vote. We plan to electronically launch the 2021 Director Election process for two Districtwide Independent Director seats and one New York Member Director seat on October 12, 2021. We continue to partner with Survey & Ballot Systems to administer this process. To help ensure your election email arrives in your inbox on October 12, please ensure that the following address is added to your email system as an approved sender: noreply@directvote.net. If you do not receive your election email by October 13, please contact support@directvote.net.

Your participation in this year’s Director election process is greatly appreciated, and will help continue to keep the Board and the FHLBNY diverse – and strong. If you have any questions, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.